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                                                                  EXHIBIT 99.1


Press Release
                                                 Source: Diomed Holdings, Inc.

Diomed Initiates Patent Infringement Litigation against AngioDynamics Incorporated Wednesday January 7, 7:02 am ET ANDOVER, Mass.--(BUSINESS
WIRE)--Jan. 7, 2004--Diomed, Inc., a subsidiary of Diomed Holdings, Inc. (AMEX:
DIO), today announced that it has commenced legal action in the United States Federal District Court for the District of Massachusetts against AngioDynamics, Inc., a subsidiary of E-Z-EM, Inc., seeking injunctive relief and damages for infringement of Diomed's United States Patent Number 6,398,777 covering the endovascular laser treatment of varicose veins. Diomed, a leading developer and marketer of minimally invasive medical technologies, including EVLT(R) for the laser treatment of varicose veins, acquired exclusive rights to the patent from the five inventors of the procedure in September 2003.

"Diomed has invested more than $20 million in the commercialization of EVLT(R) over the last three years and we will aggressively protect this investment," stated James Wylie, President and Chief Executive Officer of Diomed Holdings, Inc. "Most importantly, we are fully committed to providing all physicians with open access to Diomed's EVLT(R) technology, thereby ensuring the full range of benefits for patients and the medical community on a long-term basis."


It is estimated that between 25-40 million Americans suffer from venous insufficiency. EVLT(R) represents the next generation of minimally invasive treatment of varicose veins. The procedure takes less than 45 minutes without the need for general anesthesia or hospitalization, and patients experience only minimal discomfort with no scarring. Published clinical studies indicate that EVLT(R) has a 93.4% long-term success rate, and is superior to surgery and alternative technologies used for the treatment of varicose veins.


In a final comment, Mr. Wylie went on to say, " Diomed's EVLT(R) system has been successfully used in more than 10,000 procedures since the FDA granted clearance for the procedure in January 2002. Clearly, EVLT(R) is rapidly developing as the standard of care in minimally invasive treatment of varicose veins."


The Company declined further comment on the pending action.


About Diomed


Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed focuses on EndoVenous Laser Treatment (EVLT(R)) for use in varicose vein treatments, photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for EVLT(R), the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website: www.evlt.com.


EVLT(R)is a registered trademark of Diomed Inc., Andover, MA.


Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB/A (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 5 through 16 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.



Contact:
     Diomed Holdings, Inc.
     Lisa M. Bruneau, 866-4DIOMED
     E-Mail: lbruneau@diomedinc.com
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     or
     Cameron Associates
     Lester Rosenkrantz, 212-554-5486
     E-mail: Lester@cameronassoc.com
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